UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CHINOOK THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On June 27, 2023, Chinook Therapeutics, Inc. (“Chinook” or the “Company”) filed a Preliminary Proxy Statement on Schedule 14A (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) and on July 10, 2023, Chinook filed a Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) with the SEC, each in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2023, by and among the Company, Novartis AG, a company organized under the laws of Switzerland (“Parent” or “Novartis”), and Cherry Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The special meeting of Chinook stockholders will be held virtually on August 2, 2023, at 10:00 a.m. Pacific Time, to act on the proposal to adopt the Merger Agreement, as disclosed in the Definitive Proxy Statement.

Litigation Related to the Merger

On July 6, 2023 a purported individual stockholder of Chinook filed a complaint in the United States District Court for the Southern District of New York, captioned O’Dell v. Chinook Therapeutics, Inc., et al., 1:23-cv-05784, naming as defendants the Company and each member of the Company’s Board of Directors (the “Board”) as of the date of the Merger Agreement (O’Dell). On July 11, 2023, an additional case was filed by a purported individual shareholder of Chinook in the United States District Court for the Southern District of New York, captioned Wang v. Chinook Therapeutics, Inc., et al., 1:23-cv-05945 (Wang). On July 12, 2023, an additional case was filed by a purported individual shareholder of Chinook in the United States District Court for the Southern District of New York, captioned Casey v. Chinook Therapeutics, Inc., et al., 1:23-cv-05986 (Casey). On July 13, 2023, an additional case was filed by a purported individual shareholder of Chinook in the United States District Court for the District of Delaware, captioned Johnson v. Chinook Therapeutics, Inc., et al., 1:23-cv-00764-UNA (Johnson). The O’Dell, Wang, Casey and Johnson cases, and any similar subsequently filed cases involving the Company, the Board or any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction, are referred to as the “Merger Litigations.”

The Merger Litigations filed to date generally allege that the Preliminary Proxy Statement or the Definitive Proxy Statement is materially incomplete and misleading by allegedly failing to disclose certain purportedly material information. The Merger Litigations assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against Chinook and the Board and violations of Section 20(a) of the Exchange Act against the Board. The Merger Litigations seek, among other things: an injunction enjoining consummation of the Merger; rescission of the Merger Agreement, recission of the Merger if consummated; an accounting of all damages suffered; costs of the action, including attorneys’ fees and experts’ fees and expenses; an order directing the filing of a proxy statement that does not contain any untrue statements of material fact; a declaratory order that the defendants violated Section 14(a) and/or Section 20(a) of the Exchange Act; and any other relief the court may deem just and proper.

Chinook cannot predict the outcome of each Merger Litigation, nor can Chinook predict the amount of time and expense that will be required to resolve each Merger Litigation. Chinook believes that the O’Dell, Wang, Casey and Johnson cases are without merit and that no supplemental disclosures are required under applicable law. Chinook and its directors intend to vigorously defend against each Merger Litigation and any subsequently filed similar actions. It is possible that additional similar complaints could be filed in connection with the Merger. Chinook cannot estimate the possible loss or range of loss from the Merger Litigations. If any additional complaints are filed, absent new or significantly different allegations, Chinook will not necessarily disclose such additional filings.

In addition, twelve purported stockholders of Chinook sent demand letters regarding the Preliminary Proxy Statement and Definitive Proxy Statement (the “Demand Letters”). Based on the same core allegations as the Merger Litigations, the Demand Letters request that the Company disseminate corrective disclosures in an amendment or supplement to the Preliminary Proxy Statement or Definitive Proxy Statement.

While Chinook believes that the disclosures set forth in the Preliminary Proxy Statement and Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the Merger Litigations and the Demand Letters, in order to moot these disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, Chinook has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to the aforementioned claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in these definitive additional materials shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Chinook specifically denies all allegations in the Merger Litigations and the Demand Letters that any additional disclosure was or is required or material.

Supplement to Definitive Proxy Statement

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. These definitive additional materials are incorporated into, and amend and/or supplement, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

The disclosure in the section of the Definitive Proxy Statement entitled “The Merger (Proposal 1)—Background of the Merger” is hereby amended and supplemented by adding the following language as a new paragraph following the fifth paragraph on page 35 of the Definitive Proxy Statement:

“MTS was engaged for the purpose of providing advice and input to the Board and to Chinook’s senior management with respect to the proposed transaction. The scope of MTS’s engagement did not contemplate delivery of a fairness opinion and MTS was not asked to and did not deliver a fairness opinion. In connection with MTS’s services, Chinook has agreed to pay MTS an aggregate fee equal to approximately $10 million, contingent upon consummation of the Transaction.”

The disclosure in the section of the Definitive Proxy Statement entitled “The Merger (Proposal 1)” is hereby amended and supplemented by adding the following language as a new section following the section entitled “The Merger (Proposal 1)—Reasons for the Recommendation of our Board” on page 44 of the Definitive Proxy Statement:

“Executive Officer and Director Arrangements Following the Merger

As of the date of the Definitive Proxy Statement, and as of the date of the filing of these definitive additional materials, no discussions or negotiations have occurred between our executive officers, on the one hand, and representatives of Parent or any of its affiliates on the other hand, regarding the terms of future employment following completion of the transactions contemplated by the Merger Agreement.”

The chart in the section of the Definitive Proxy Statement entitled “The Merger (Proposal 1)—Certain Chinook Unaudited Prospective Financial Information” beginning on page 45 of the Definitive Proxy Statement is hereby amended and supplemented as follows (new language bold and underlined; deleted language struck through):

The following tables present a summary of the risk-adjusted management Projections (dollars in millions):

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043
Total Revenue	$—	$68	$44	$171	$321	$625	$1,022	$1,285	$1,551	$1,810	$1,928	$2,018	$2,108	$2,201	$2,290	$1,307	$1,134	$875	$698	$565	$439
Total Adjusted Gross Profit(1)	$—	$51	$36	$133	$269	$518	$845	$1,033	$1,279	$1,489	$1,585	$1,659	$1,731	$1,804	$1,877	$1,079	$928	$716	$574	$466	$361
Operating Expenses: Total Sales, General & Administrative	$(41)	$(66)	$(74)	$(73)	$(72)	$(97)	$(133)	$(163)	$(189)	$(214)	$(225)	$(235)	$(246)	$(257)	$(267)	$(184)	$(170)	$(157)	$(137)	$(120)	$(103)
Total Research & Development	$(185)	$(183)	$(159)	$(165)	$(144)	$(133)	$(116)	$(82)	$(56)	$(38)	$(27)	$(19)	$(13)	$(9)	$(6)	$(4)	$(3)	$(2)	$(2)	$(1)	$(1)
Total Operating Income(2)	$(227)	$(197)	$(197)	$(104)	$53	$288	$597	$788	$1,034	$1,237	$1,334	$1,405	$1,472	$1,538	$1,604	$890	$754	$557	$435	$345	$257
(Less): Taxes	$—	$—	$—	$—	$(13)	$(72)	$(149)	$(197)	$(259)	$(309)	$(334)	$(351)	$(368)	$(385)	$(401)	$(223)	$(189)	$(139)	$(109)	$(86)	$(64)
(Less): Change in Net Working Capital	$—	$2	$(9)	$(14)	$(21)	$(35)	$(50)	$(42)	$(44)	$(38)	$(17)	$(12)	$(12)	$(12)	$(12)	$108	$19	$40	$28	$21	$19
Plus: Share of SanReno Cash Flow(3)	$(12)	$(9)	$(19)	$(12)	$(2)	$20	$26	$44	$31	$37	$37	$35	$33	$31	$29	$29	$27	$25	$12	$7	$5
Unlevere Free Cash Flow(~~3~~4)	$(238)(~~4~~5)	$(204)	$(225)	$(130)	$16	$200	$424	$594	$763	$926	$1,021	$1,077	$1,125	$1,172	$1,221	$805	$611	$483	$366	$287	$217

(1) Total Adjusted Gross Profit, as presented herein, is a non-GAAP measure that reflects total revenue less product cost of goods sold and royalty and milestone expenses.

(2)	Total Operating Income, as presented herein, reflects gross profit, less operating expenses.

(3)     Represents proportionate share of projected cash flows of the SanReno joint venture, based on Chinook’s equity ownership in such joint venture.

(~~3~~4) Unlevered Free Cash Flow, as presented herein, represents operating income, less tax expense, less changes in net working capital, and plus Chinook’s share of the projected cash flows generated by its unconsolidated SanReno joint venture, in which it has a minority equity interest. Share-based compensation is treated as a cash expense.

(~~4~~5)Reflects Unlevered Free Cash Flow for the second half of 2023 of $(119.0) million.

The disclosure in the section of the Definitive Proxy Statement entitled “Opinion of Centerview Partners—Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following language to the first and second full paragraphs on page 48 of the Definitive Proxy Statement (new language bold and underlined):

“In performing this analysis, Centerview calculated a range of equity values for the common stock by (a) discounting to present value as of June 30, 2023 using discount rates ranging from 11.5% to 13.5% (based on Centerview’s analysis of Chinook’s weighted average cost of capital using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for comparable group companies, market risk and size premia) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Chinook over the period beginning on July 1, 2023 and ending on December 31, 2043, as set forth in the Projections, utilized by Centerview at the direction of Chinook management and as approved by the Board for use by Centerview as set forth in the section captioned “Certain Chinook Unaudited Prospective Financial Information,” (ii) an implied terminal value of Chinook, calculated by Centerview by assuming that (as directed by Chinook management) Chinook’s unlevered free cash flows would decline in perpetuity after December 31, 2043 at a rate of free cash flow decline of 25% year over year, and (iii) tax savings from usage of Chinook’s estimated federal net operating losses of approximately $200 million as of December 31, 2022 and Chinook’s estimated future losses, as provided by Chinook management, (b) adding to the foregoing results, Chinook’s estimated cash balance of approximately $301 million (~~including~~ and approximately $3 million of investments) as of June 30, 2023, as provided by Chinook management.

Centerview then calculated a range of implied equity values per share of common stock (a) by dividing the result of the foregoing calculations by Chinook’s fully diluted outstanding shares of common stock calculated based on approximately 67 million outstanding shares and using the treasury stock method, the dilutive impact of approximately 7.9 million outstanding in-the-money stock options, 4.6 million pre-funded warrants, 1.7 million unvested RSUs, 0.8 million unvested PSUs and 165 warrants, as of June 7, 2023 and as set forth in the Internal Data and (b) taking into account the impact of assumed equity raises in 2023 (of approximately $220 million in net proceeds) and 2025 (of approximately $280 million in net proceeds) on a per share basis, as instructed by Chinook management. The resulting range of implied equity values per share of common stock was $32.00 to $38.35, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $41.87 per share to be paid to the holders of common stock (other than as specified in such opinion) pursuant to the Merger Agreement and the CVR Agreement.”

The disclosure in the section of the Definitive Proxy Statement entitled “Opinion of Centerview Partners—Other Factors” is hereby amended and supplemented by adding the following language to the second bullet on page 48 of the Definitive Proxy Statement (new language bold and underlined):

“Analyst Price Target Analysis. Centerview reviewed stock price targets in publicly available Wall Street research analyst reports as of June 9, 2023, which indicated low and high stock price targets for Chinook ranging from $30.00 to $51.00 per share of common stock, with the median of such price targets being $35; and”

The disclosure in the section of the Definitive Proxy Statement entitled “Opinion of Centerview Partners—Other Factors” is hereby amended and supplemented by adding the following language to the third bullet on page 48 of the Definitive Proxy Statement (new language bold and underlined):

“Precedent Premium Paid Analysis. Centerview performed an analysis of premiums paid in selected transactions that were announced in the past five years, had offer values between $500 million and $5 billion, and involved publicly traded Phase 3 biopharmaceutical companies for which premium data were available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction (excluding contingent consideration, if any) to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Based on such analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 45% to 80% to Chinook’s closing stock price on June 9, 2023 (the last trading day before the public announcement of the Transaction) of $23.99, which resulted in an implied price range of $35.00 to $43.00 per share of common stock, rounded to the nearest $0.50. The transactions observed are below:

Date Annc.	Target	Acquiror	Premium to Unaffected
May-23	VectivBio AG	Ironwood Pharmaceuticals, Inc.	43%
Apr-23	BELLUS Health Inc.	GSK plc	103%
Sep-22	Forma Therapeutics Holdings, Inc.	Novo Nordisk	49%
Aug-20	Principia Biopharma Inc.	Sanofi S.A.	35%
Jan-20	Dermira, Inc.	Eli Lilly and Company	2%
Oct-19	Ra Pharmaceuticals	UCB S.A.	111%
Mar-19	Nightstar Therapeutics	Biogen Inc.	68%
Feb-19	Clementia Pharmaceuticals	Ipsen	67%
Apr-18	Wilson Therapeutics AB	Alexion Pharmaceuticals, Inc.	70%
Jan-18	TiGenix NV	Takeda Pharmaceutical Company Limited	81%
Jul-17	NeuroDerm Ltd	Mitsubishi Tanabe Pharma Corporation	79%

”

Important Additional Information and Where to Find It

Forward-Looking Statements

In addition to historical information, this communication contains forward-looking statements within the meaning of applicable securities law, including statements regarding the expected timing, completion and effects of the proposed merger. In addition, when used in this communication, the words “will,” “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to,” “continues” and similar expressions, as well as statements regarding our focus for the future, are generally intended to identify forward-looking statements. Each of the forward-looking statements we make in this communication involves risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: expected revenues, cost savings, synergies and other benefits from the proposed merger might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to employee retention, might be greater than expected; the requisite regulatory approvals and clearances for the proposed transaction may be delayed or may not be obtained (or may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger); the requisite approval of Company stockholders may be delayed or may not be obtained, the other closing conditions to the proposed merger may be delayed or may not be obtained, or the merger agreement may be terminated; business disruption may occur following or in connection with the proposed merger; Novartis or the Company’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, other business partners or governmental entities; the milestones for the proposed CVRs may not be achieved; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise. Additional factors that may affect the future results of Novartis and the Company are set forth in their respective filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the Definitive Proxy Statement of the Company relating to the proposed merger filed on July 10, 2023, the most recently filed annual report of Novartis on Form 20-F, subsequently filed Current Reports on Form 6-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov, and the Company’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks described in this communication and in Novartis and the Company’s filings with the SEC should be carefully reviewed. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Novartis and the Company undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication, except as required by law.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger between Novartis and the Company, the Company filed the Definitive Proxy Statement with the SEC on July 10, 2023. The Definitive Proxy Statement and proxy card has been delivered to the stockholders of the Company in advance of the special meeting relating to the proposed merger. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY EACH OF NOVARTIS AND THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders are able to obtain a free copy of the Definitive Proxy Statement and such other documents containing important information about Novartis and the Company through the website maintained by the SEC at www.sec.gov. Novartis and the Company make available free of charge at the Novartis website and the Company’s website, respectively (in the “Investors” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the Definitive Proxy Statement.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Novartis, the Company and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger is included in the Definitive Proxy Statement referred to above. Security holders may also obtain information regarding the names, affiliations and interests of the Novartis directors and executive officers in the Novartis Annual Report on Form 20-F and Form 20-F/A for the fiscal year ended December 31, 2022, which were filed with the SEC on February 1, 2023, and May 15, 2023, respectively. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 27, 2023, and its definitive proxy statement for the 2023 annual meeting of stockholders, which was filed with the SEC on April 28, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger is included in the Definitive Proxy Statement relating to the proposed merger, which was filed with the SEC on July 10, 2023. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, the Novartis website at https://www.novartis.com and the Company’s website at https://www.chinooktx.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Definitive Proxy Statement.